Exhibit 16

April 2, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously the independent accountants for TROY Group, Inc., and on February 12, 2004 we reported on the consolidated financial statements of TROY Group, Inc. and subsidiaries as of November 30, 2003 and 2002 and for the three years in the period ended November 30, 2003.  On March 22, 2004, we were dismissed as independent accountants of TROY Group, Inc.  We have read TROY Group, Inc.’s statements included under Item 4 of its Form 8-K for March 22, 2004, and we agree with such statements concerning our firm.

/s/ McGladrey & Pullen, LLP